Novel Vascular Disrupting Agents For Orphan Oncology Indications February 2014 Filed Pursuant to Rule 433 Registration Statement No. 333-190464 February 3, 2014

2 2
This presentation contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of
1995. These statements give our current expectations or forecasts and use words such as “anticipate,” “estimate,” "expect,"
“believe,” and other words of similar meaning. Any or all of the forward-looking statements in this presentation may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties including but not limited to, the efficacy of our product candidates, their efficacy at acceptable dosage levels, the ability to raise capital when needed and on reasonable terms, projections of potential commercial sales of company products, the results and progress of clinical trials, developing the necessary manufacturing processes and gaining all necessary regulatory approvals, both in the United States and internationally. Consequently, no forward-looking statement can be guaranteed and actual results may differ materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in our most recent reports to the Securities and Exchange Commission including our Form 10-Q, 8-K and 10-K reports. However, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.
The information in this document has been prepared solely for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities from any entities described herein.  Any such offer will be made solely by means of the prospectus contained in the registration statement (the "Registration Statement") filed by OXiGENE, Inc. (the
"Company") with the Securities and Exchange Commission (the "SEC").  The information contained herein may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to much such offer or solicitation.
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REGISTRATION STATEMENT, INCLUDING THE DESCRIPTION OF THE RISKS AND OTHER TERMS BEFORE MAKING
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offering to which this presentation relates. Before you invest, you should read the prospectus contained in the Registration
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in the offering will arrange to send you the prospectus contained in the Registration Statement if you request it by calling H.C.
Wainwright & Co., LLC at (212) 356-0500.
Safe Harbor And Free Writing Prospectus Statement

OXiGENE, Inc. (OXGN) Corporate Snapshot
Development-stage biotechnology company
Lead product candidate: ZYBRESTAT
®
A vascular disrupting agent (VDA) being developed
for ovarian cancer and other solid tumors
primarily in combination with other anti-cancer
agents which has shown utility and tolerability to
date in combination with Avastin
®
and other
cancer drugs
Follow-on product: OXi4503
A 2
nd
– generation, dual-mechanism VDA being
developed for acute myeloid leukemia (AML)
Robust intellectual property (IP) portfolio
consists of more than 120 patents worldwide
Balance Sheet (as of YE 2013)
No debt: cash $7.0M, projected
to last into mid 3Q14
Equity Metrics (January 2014)
Mkt Cap: $14.6M
Shr Out: 5.6M (11.0M fully diluted)

OXiGENE (OXGN) Investment Thesis
Compelling Valuation
Currently trading at a market cap of approximately $14 million
Leveraging $200+ million previously invested primarily in VDA development
Cost-Efficient and Risk-Mitigated Development Strategy
Ongoing and planned Ph 2 trials supported by foundations, non-profit research institutions and larger pharmaceutical companies
Significant Potential Value-Creating Events on the Horizon
Readout of Avastin
®
+/- ZYBRESTAT
®
Ph 2 in ovarian cancer – primary
endpoint results expected 1H14
Potential initiation of FDA interaction and planning of pivotal NDA program for
Avastin
®
+ ZYBRESTAT
®
combination
Initiation of the planned Phase 2 trial in neuroendocrine tumors (NETs)
Demonstrate clinical activity for OXi4503 Phase 1 trial in AML
Actively pursuing development and commercialization agreements with established industry leaders

OXiGENE Leadership Team
TEAM MEMBER EXPERIENCE
Peter Langecker MD PhD
Chief Executive Officer
CIBA GEIGY (Novartis),  Schering-Plough
(Merck),  Coulter (GSK), SUGEN (Pfizer),
Intarcia, DURECT
Barbara Riching CPA
Chief Financial Officer
Abgenix (Amgen), ALZA (J&J),  Natural
Wonders, Ernst & Young
Alice Varga MS/MA
VP Regulatory Affairs and Quality Assurance
Syntex (Roche), SUGEN (Pfizer), PDL,
Genentech/Roche, Cell Genesys (Bio
Sante), Geron
Kathleen Lee PhD MBA
VP Chemistry, Manufacturing and Controls (CMC)
Syntex (Roche), Scios (J&J), InteKrin
Jai Balkissoon MD, FACS
Clinical Development Consultant
NCI Bethesda, Chiron (Novartis),
Genentech/Roche, PPD
Dai Chaplin PhD
Scientific Advisor and Board Member
University College, London, Cancer
Research Campaign UK, RPR, Aventis

A vascular targeting agent flows through a tumor blood vessel (top). When the agent enters cells lining the vessel, they bulge, blocking blood flow.
Tumor blood vessel
Vascular targeting agent
Red blood cell

ZYBRESTAT
®
:
Reversible Tubulin Depolymerizing Agent
Current chemotherapy is
notorious for killing healthy cells along with cancerous ones –
ZYBRESTAT®
is designed to change that
What is ZYBRESTAT?
ZYBRESTAT
®
, (fosbretabulin, CA4P), kills tumor
cells by selectively blocking those blood vessels that
carry vital oxygen and nutrients to tumors
What does that do?
ZYBRESTAT disrupts the scaffolding, and within
hours the normally flat cells become round, blocking
the blood flow to the tumor and causing massive
tumor cell death
How does it work?
ZYBRESTAT preferentially binds to a protein called
“Tubulin” within the cells that line the interior of
tumor blood vessels

Angiogenic factors

Nutrients from blood
Metastatic spread

VDAs: A Targeted Approach to Tumor Necrosis
Reducing tumor access to blood, oxygen and nutrients is very effective anti-cancer therapy as demonstrated by anti-VEGF therapy like bevacizumab (Avastin
®
)
VDAs reduced blood flow to the center of the tumors by > 70% in 7/7 clinical trials as shown using 4 different imaging modalities
Blood flow reduction leads to tumor necrosis of those regions of tumors believed to be associated with worse prognosis, often resistant to therapy
Combining VDAs and Anti-VEGFs as well as other anti-cancer drugs have demonstrated enhanced preclinical and clinical activity and are subject of ongoing clinical research
•
Anti-VEGF
•
VDA
Tubulin-targeted ascular isrupting gents (VDAs) work from the inside of the tumor while
anti-VEGF
compounds work from the outside of the tumor
V D A

8 8
About Vascular Disrupting Agents (VDAs)
Tumor flood flow before VDA
Tumor blood flow 1 hour after VDA
Red areas
have high
blood flow
Reducing tumor blood supply is a
proven mechanism used by
commercialized anti-VEGF drugs
such as Avastin
®
(bevacizumab)
VDAs disrupt blood flow and
vasculature only within tumors,
sparing normal cells and organs
VDAs are potentially useful in a
wide range of tumors
VDAs potentially improve clinical
outcomes when used in
combination with other types of
anti-cancer therapies
Blood flow
significantly
reduced

9 After many years of research, we believe ZYBRESTAT ® may become the first commercialized VDA…

CANCER RESEARCH UK

GOG Gynecologic Oncology Group

National Cancer Institute
CTEP Cancer Therapy Evaluation Program

Leukemia & Lymphoma Society
fighting blood cancers

Roche

Genentech
IN BUSINESS FOR LIFE

gsk GlaxoSmithKline

UF University of Florida

OXIGENE

10 10 … attracting the support of numerous prestigious foundations, non-profit research institutions and “big pharma” companies.

11 11
ZYBRESTAT
®
:
Dual Track to Potential Commercialization
ZYBRESTAT
®
– Clinically validated VDA
Clinical activity in ATC, advanced ovarian cancer and other indications
Good tolerability observed to date as mono- and combination therapy in 400+ patients
Orphan Drug status for ATC and ovarian cancer in US and EU
US/WW - Ovarian cancer clinical lead indication
Activity and tolerability observed to date in combination with taxane-based chemotherapy or anti-VEGF therapy for ovarian cancer in Phase 1 and 2 clinical studies
Combination with anti-VEGF (Avastin
®
) – randomized phase 2 data expected 1H2014
If Phase 2 is positive potential for subsequent partnered pivotal FDA NDA program
Neuroendocrine tumors – potential novel indication for VDAs
Positive preclinical results presented at AACR
Potentially rapid development pathway, robust intellectual property
Phase 2 study in patients with carcinoid tumors in planning
EU approval path targeted for anaplastic thyroid cancer (ATC)
Potential for 2016 commercialization of ZYBRESTAT
®
Approval possible based on current data under “Exceptional Circumstances”
Ongoing compassionate use program in EU and other countries

Cancer Incidence vs Cancer Mortality
Uterus
288,387
73,854
Breast
1,384,155
458,503
Cervix
530,232
275,008
Ovary
224,747
140,163

Localised
Confined to primary site
15% at diagnosis
Regional
Spread to regional lymph nodes
17% at diagnosis
Distant
Cancer has metastasised
62% at diagnosis
Unknown
Unstaged
7% at diagnosis

12 12
Why Ovarian Cancer?
Aggressive, stealthy cancer
~22,000 new cases in the U.S. annually,
~220,000 new cases worldwide
Over 60% of patients have distant
spread at diagnosis resulting in poor
prognosis
Dire need for better therapies
Highly lethal cancer that is responsible
for the deaths of approximately 14,000
women in the U.S. each year
Rapid resistance to existing FDA-
approved treatments ultimately limits
their effectiveness
5-year survival rates of only 47%,
largely unchanged since the 1990s
•
Annual Incidence And Mortality Rates
of Female Cancers Worldwide
•
Ovarian Cancer Spread at Diagnosis

13 13
Collaborative effort between OXGN, Gynecologic Oncology
Group (GOG), NCI (CTEP), Genentech / Roche
Ongoing Phase 2 trial (GOG0186I) in ovarian cancer
sponsored by GOG/CTEP
Based on compelling preclinical data of bevacizumab/ZYBRESTAT combination
Positive results from earlier Phase 1 trial
9/14 treated patients (60%) with ovarian cancer and other solid tumors had disease stabilization (m = 55 days)
2/4 patients with ovarian cancer had stable disease including a
CA125 response lasting > 1 year
Longer blood-flow shutdown shown via functional imaging with
ZYBRESTAT
Avastin
®
+/- ZYBRESTAT
®
in Solid Tumors

Tumor volume (mm3)
1200
1000
800
600
400
200
0
0
10
20
Time (days)
Control
Avastin
CA4P
Avastin + CA4P

14 14
Preclinical Data Support Effects of ZYBRESTAT (CA4P)
+ Bevacizumab Combination
Response of Caki-1 (renal cell) tumors
to bevacizumab (2 mg/kg, twice a
week for 2 weeks) and ZYBRESTAT
(CA4P) 100 mg/kg, 3 times a week
for 2 weeks or the combination of
the ZYBRESTAT + bevacizumab
Data shown represent the median
tumor responses of groups of
8-10 mice
The combination of ZYBRESTAT +
bevacizumab resulted in greater
reduction of tumor growth rates than
in either compound alone
Siemann et al., Anticancer Res. 2008 Jul-Aug;28(4B):2027-31

15 15
GOG 0186I: Ongoing Phase 2 Study
in Ovarian Cancer
First randomized study to test anti-VEGF + VDA in advanced
ovarian cancer – no cytotoxic chemotherapy involved
2nd-line, 3rd-line platinum-sensitive and platinum-resistant ovarian cancer at 67 clinical sites, 107 patients, controlled, 1:1 randomization
Dosing: Bevacizumab +/- ZYBRESTAT, q 3 weeks
Primary endpoint: demonstrate median progression free survival
(PFS) increase from 50% to 65%
Enrollment complete, two successful interim safety analyses and successful futility analysis for primary endpoint reported
Primary endpoint readout expected 1H2014
Event-driven based on PFS
Go/no go for potential pivotal study and potential end-of-Phase-2 meeting with FDA 2H2014
Potential path to NDA/ EU MAA filings in ovarian cancer

16 16
Attractive Potential Commercial Opportunity
Target patient population:
Recurrent ovarian cancer – 80% of all ovarian cancer patients
ZYBRESTAT   in Ovarian Cancer:
Use of anti-VEGF agents has been shown to be effective across different tumor types – potential for greater activity in combination with VDA like ZYBRESTAT®
AVASTIN®
already approved as single agent for ovarian cancer in
EU and other countries
Absence of chemotherapy and good tolerability would make the combination regimen with anti-VEGF agents attractive to patients
Orphan drug status for ovarian cancer in US and EU for
ZYBRESTAT®
Potential for pivotal program exploring novel
approach targeting tumor blood supply
®

17 17
Risk-Mitigated, Cost Effective Development
Pivotal Anti-VEGF
Combination
Program
Potential Future
Exploratory
Combinations
Ongoing Phase 2 with
Avastin
®
(bevacizumab)
With Votrient
®
(pazopanib)
Potential Future Study with
Avastin
®
(bevacizumab)
With weekly Taxol
®
(paclitaxel)
ZYBRESTAT   in Ovarian Cancer –
®
• Daily Votrient ® p.o. +/- ZYBRESTAT ®
i.v., weekly x 3, q 4 weeks
• Potentially Sponsored by UK Non-Profit
Cancer Research Organization and Involved
Drug Manufacturers and OXiGENE
• Multicenter study, up to 120 patients
• Primary endpoint: PFS
• Initiation dependent on future funding and
external partner
• Potential Pivotal Phase 3 study
• Avastin ® q 3 weeks +/- ZYBRESTAT ® i.v., q 3
weeks
• Sample size, Primary Endpoint: based on FDA
feedback if Phase 2 study is positive
• Potential for CTEP/GOG support of follow-on
study
• Weekly paclitaxel +/- weekly  ZYBRESTAT ®
i.v., q 4 weeks
• Multicenter study, up to 120 patients
• Primary endpoint: PFS
• Initiation dependent on future funding and
external partner
Avastin
®
q 3 weeks +/- ZYBRESTAT
®
i.v., q 3
weeks
Sponsored by Genentech / Roche, GOG, NCI
107 patients enrolled at 67 clinical sites
Primary Endpoint: PFS
Primary endpoint data expected in 1H2014
•
•
•
•
•

18 18
Neuroendocrine Tumors Including Carcinoid
Slow-Growing, Biologically Active Tumors
Neuroendocrine tumors (NETs)
overproduce biologically active substances
such as serotonin or insulin
These can cause debilitating symptoms,
including episodic flushing, diarrhea,
wheezing, potentially carcinoid heart
disease or hypoglycemia
Low mitotic index often limits
effectiveness of chemotherapy
Limited Therapeutic Options
Somatostatin analogues  such as Sandostatin
®
(octreotide) help to control
symptoms, but the effect is often only temporary
Serotonin inhibitors in development (only effective in serotonin-producing tumors).
Non-responders are limited to surgical resection - if possible
Chemotherapy only effective if mitotic index is high

P=0.6720
P=0.3699
P=0.035
P<0.0001
P=0.0069
Serum Insulin (ug/L)
5
4
3
2
1
0
PBS (n=4)
CA4P (n=4)
1
2
3
4
5
0
5
11
17
26 (days)
Post-treatment

19 19
ZYBRESTAT in Pancreatic NET
•* ZiQiang Yuan et al., Albert Einstein College of Medicine, Bronx, NY, 2013 AACR AACR-NCI-EORTC
International Conference on Molecular Targets and Cancer Therapeutics
Effect of CA4P on serum insulin level  in Men1 KO mice with IP injection of  CA4P or PBS for four weeks
ZYBRESTAT
®
decreased insulin levels in functional transgenic mouse model *
®
Treatment with ZYBRESTAT
®

resulted in a significant and sustained decrease in circulating insulin, with maximum effect seen by day 17 (CA4P group 0.213 ± 0.075 µg/L, versus PBS group 4.578 ± 0.161 µg/L, p<0.0001)
The reduction in insulin was accompanied by a significantly (p=0.0128) reduced tumor size in the CA4P group (1.83 ±
1.27 mm
2
) compared to the PBS group (9.88 ±
2.99 mm
2
).

20 20
Sandostatin
®
(octreotide) +/- ZYBRESTAT
®
Planned Phase 2 Self-Controlled Study
20 Sandostatin®-refractory GI-
NET patients with increased
biomarker levels (5-HIAA and/or chromogranin A) or clinical
symptoms
Primary endpoints: Biomarker (5-HIAA and/or chromogranin A
levels)
Secondary endpoints: Symptom control, Quality of Life
Rationale: Positive Preclinical Results, Potentially Rapid
Development Pathway, Robust Intellectual Property
Positive preclinical data in prolactinoma and insulinoma models
Potentially rapid readout and development based on biomarkers
Exclusive, worldwide licensing agreement with Angiogene for the use of VDAs in the treatment of carcinoid syndrome and other neuroendocrine tumors (NETs)
Additional IP filed

ZYBRESTAT
®
in Anaplastic Thyroid Cancer
Completed Randomized Ph. 2/3 (FACT) Trial Results
80 patients with biopsy-proven ATC at 40 clinical sites
Paraplatin®
(carboplatin) / Taxol®
(paclitaxel) +/-
ZYBRESTAT®
Primary endpoint: Median survival: 5.2 vs. 4.0 months (NS), HR 0.72
Secondary endpoints: 1-year survival 26 vs. 9%; OR rate 20 vs. 16%
Target 2016 EMA marketing authorization in EU
Potential for approval via “Exceptional Circumstances” pathway
May not require additional clinical data
Anaplastic Thyroid Cancer (ATC)
Highly aggressive and lethal cancer with limited
treatment options
~2,000 total patients annually in the US and EU
Orphan drug status in both the US and EU

22 22
ZYBRESTAT
®
in ATC:
Data Suggest Clinical Benefit
•* Remick S. et al; Thyroid. 2009 March; 19(3): 233–240; **Sosa et al; Thyroid 2013 May 30. [Epub ahead of print]
Phase 1 study in solid tumors – single agent therapy
Including 7 ATC patients: 1 SD, 1 PR, and one long-lasting CR (14 years)
Open label Phase 2 study in ATC patients – single agent therapy
26 patients with biopsy-proven ATC
Median overall survival: 4.7 months
1-year survival: 23%, comparing favorably to historical control (<10%)*
FACT Study – randomized, controlled Phase 2/3 study in ATC patients
80 patients with biopsy-proven ATC
Carboplatin/paclitaxel +/- ZYBRESTAT
®
randomized 2:1;
q 3 weeks x 6, followed by ZYBRESTAT
®
maintenance therapy or
observation, until evidence of progression

23 23
FACT Study – Summary of Results
FACT Study results
One-year survival rate 25.5% vs. 8.7%
Median Overall Survival 5.2 vs. 4.0 months (HR 0.72)
25% higher Objective Response rate (20% vs. 16%)
Forest Plot of Hazard Ratios for OS in subgroups
Lower HR with use of ZYBRESTAT
®
for patients 60 years of age, prior
thyroid surgery, prior chemotherapy, prior radiation therapy, stage IVC disease and tumor size >6 cm; suggesting greater antitumor activity in more advanced tumors
Safety
Addition of ZYBRESTAT
®
to standard chemotherapy was observed to be
well tolerated with AEs primarily related to ATC and disease progression
Treatment-related AEs were easily clinically managed

24 24
ZYBRESTAT
®
Clinical Safety Profile Observed in Clinical trials To Date
No cumulative toxicities or cytotoxic-like side-effects
Most AEs related to underlying disease or disease
progression
Adverse events are mainly low grade, reversible,
transient, and manageable
Absence of significant cardiac side effects - transient
mild to moderate hypertension effectively managed
through antihypertensive prophylaxis
Transient myelosuppression in association with
chemotherapy, manageable without stopping therapy
Sequence of administration relevant for
myelosuppression – less if ZYBRESTAT given
after
chemotherapy
400+
patient safety
data set

25 25
Unique, Dual Mechanism of Action
Tubulin-mediated cell shape change of endothelial and leukemic cells
Metabolized by oxidative enzymes (e.g., tyrosinases and peroxidases) into an orthoquinone species with direct cytotoxic effects on tumor cells
Compelling Preclinical and Early Clinical Data
Recommended dose, objective responses and significant blood flow reductions shown in Ph 1/2 studies in refractory solid tumors
Demonstrated near-complete elimination of FLT-3 mutated human AML
(leukemic clone) in systemic xenograft in SCID mouse model
Ongoing Dose-Escalating Phase 1 Study  in Hematologic Malignancies
Robust Intellectual Property (IP)
Protected by both composition-of-matter and method-of-use patents
Exclusive, worldwide license to the combretastatins discovered and isolated by researchers at Arizona State University (ASU)
OXiGENE’s OXi4503: A 2nd-Generation VDA

Robust Intellectual Property Portfolio
ZYBRESTAT® United States Europe Japan
Composition of Matter: fosbretabulin
tromethamine
September 2021
US 7659261, 7524832 &
7659262
September 2021
EPO 1320534
September 2021
JP 4149804
Method of modulating tumor growth
or metastasis by administration of fosbretabulin
and paclitaxel
December 2021
US 6,538,038
N/A N/A
Method of treating NET including carcinoid
tumor symptoms by administering fosbretabulin
June 2033
PCT* pending
June 2033
PCT *pending
June 2033
PCT* pending
OXi4503
Composition of Matter: OXi4503 – salt form
including potassium
October 2021
US 7,078,552
April 2021
EPO 1278758
February 2020
pending
Method of treating myeloid neoplasm by
administering OXi4503
November 2028 November 2028
November 2028
JP 5302328
•
*A Patent Cooperation Treaty (PCT) application establishes a filing date in all 148 contracting states.
OXiGENE is the owner or exclusive licensee
of more than 120 patents worldwide

27 27
OXiGENE - Where is the Opportunity?
Significant Therapeutic and Commercial Potential
Potential to significantly improve outcomes in solid tumor indications
Example: Antisoma received $75M upfront and $915 M in potential development-based milestones for ASA404 from Novartis
Challenging Development History Limits Competition
Apart from OXiGENE only 3 other companies are known to be currently developing VDAs, none of which have progressed to the submission stage
OXiGENE believes it has determined the optimal way ZYBRESTAT
®
should be developed and brought to the market
ZYBRESTAT®
May Become the First Commercialized VDA
Clinically meaningful activity with no significant safety issues to date
Previously identified cardiovascular response was found to be easily managed with no abrogation of the anti-tumor effects

28 28
OXiGENE - Financial Overview
Cost-Efficient, “Virtual Company”
Infrastructure (as of YE 2013)
No debt, cash: $7.0M, projected to last into mid 3Q14
– Raised $9.1M in 2013 via ATM and two PIPEs, including proceeds from exercise of
PIPE warrants, net of redemption and expenses.
Common Stock: 5.6M outstanding (11.0M fully diluted)
Use of Proceeds from Offering
Completion of the ongoing GOG0186I trial in ovarian cancer – most of the costs were borne by NCI/CTEP
If GOG0186I is positive, initiate pursuit of pivotal program with FDA input and potential partner
If GOG0186I is positive, partial funding of potential Phase 1/2 trial in ovarian cancer with
®
in combination with
Votrient®
EU MAA filing for
® ®
combo in ATC including
manufacturing of mandatory registration lots of
®
Initiate Phase 2 study in gastrointestinal neuroendocrine tumors
/
ZYBRESTAT
ZYBRESTAT
Paraplatin
Taxol

29 29
OXiGENE (OXGN) Investment Thesis
Compelling Valuation
Currently trading at a market cap of approximately $14 million
Leveraging $200+ million previously invested primarily in VDA development
Cost-Efficient and Risk-Mitigated Development Strategy
Ongoing and planned Ph 2 trials supported by foundations, non-profit research institutions and larger pharmaceutical companies
Significant Potential Value-Creating Events on the Horizon
Readout of Avastin
®
+/- ZYBRESTAT
®
Ph 2 in ovarian cancer – primary
endpoint results expected 1H14
Potential initiation of FDA interaction and planning of pivotal NDA program for
Avastin
®
+ ZYBRESTAT
®
combination
Initiation of the planned Phase 2 trial in neuroendocrine tumors (NETs)
Demonstrate clinical activity for OXi4503 Phase 1 trial in AML
Actively pursuing development and commercialization agreements with established industry leaders